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(COMPASS MINERALS INTERNATIONAL LOGO)
                                                                    Exhibit 99.1
NEWS RELEASE
FOR MORE INFORMATION CONTACT:
Peggy Landon (913-344-9315)


              ALLAN R. ROTHWELL AND TIMOTHY R. SNIDER APPOINTED TO
             COMPASS MINERALS INTERNATIONAL, INC. BOARD OF DIRECTORS

         OVERLAND PARK, Kan. (March 21, 2006) -- Allan R. Rothwell and Timothy
R. Snider have been named to the board of directors of Compass Minerals International, Inc. (NYSE: CMP) effective immediately, filling the board's two vacant seats. Mr. Rothwell will serve on the nominating/corporate governance and compensation committees, and Mr. Snider will serve on the compensation and environment, health and safety committees.

         Mr. Rothwell is executive vice president of Eastman Chemical Company (NYSE:EMN) and president of its Vordian Division, which includes the company's PET plastics, cellulose acetate filter tow and polyethylene businesses. He joined Eastman Chemical in 1969 and has held various positions including president of its Chemicals Group, chief financial officer and vice president of corporate development and strategy. He is a graduate of North Carolina State University and received an MBA from the Massachusetts Institute of Technology where he was a Sloan Fellow.

         Mr. Snider is president and chief operating officer of Phelps Dodge Corporation (NYSE: PD). Prior to his current position, he was president of the company's mining and metals division, Phelps Dodge Mining Company. Mr. Snider joined Phelps Dodge in 1970 in the company's copper operations. He is a graduate of Northern Arizona University and completed the advanced management program of the Wharton School at the University of Pennsylvania.

ABOUT COMPASS MINERALS INTERNATIONAL, INC.

         Based in the Kansas City metropolitan area, Compass is the second-leading salt producer in North America and the largest in the United Kingdom. The company operates eight production facilities, including the largest rock salt mine in the world in Goderich, Ontario. The company's

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Compass Minerals Elects Directors
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product lines include salt for highway deicing, consumer deicing, water conditioning, consumer and industrial food preparation, agriculture and industrial applications. In addition, Compass is North America's leading producer of sulfate of potash, which is used in the production of specialty fertilizers for high-value crops and turf, and magnesium chloride, which is a premium deicing and dust control agent.

         This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on form 10-k filed with the Securities and Exchange Commission on February 24, 2006. The Company will not update any forward-looking statements made in this press release to reflect future events or developments.


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